EXHIBIT 21


BAIRNCO CORPORATION AND SUBSIDIARIES
Subsidiaries of Registrant
as of March 26, 1996


				  Percentage      State/Country of
				  Ownership        Incorporation


Arlon, Inc.                         100%           Delaware
Kasco Corporation                   100%           Delaware
Bairnco Foreign Sales Corporation   100%           Barbados
Bertram & Graf Gmbh(1)              100%           Germany
Invabond Ltd.(1)                    100%           Ireland
Atlantic Service Co. Ltd.(1)        100%           Canada
Atlantic Service Co.(UK)Ltd.(1)      98.9%         United Kingdom
EuroKasco S.A. (1)                  100%           France
Arlon Europe N.V. (1)               100%           Belgium





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.